Exhibit 8.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

301 South College Street | Twenty-Third Floor Charlotte, NC 28202 T 704.417.3000 F 704.377.4814 nelsonmullins.com

July 31, 2026

Viking Acquisition Corp. I

900 Third Avenue, 18th Floor

New York, NY 10022

Re:	Registration Statement on Form F-4 (File No. 333-297008)

Ladies and Gentlemen:

We have acted as counsel to Viking Acquisition Corp. I, a Cayman Islands exempted company (“Viking”) in connection with the continuation of Viking from the Cayman Islands to Canada (the “SPAC Continuance”), and the proposed amalgamation (the “Amalgamation”) of Viking NS Amalgamation Corp., a corporation existing under the Canadian Corporate Statute (“NewCo”) and wholly-owned subsidiary of Viking, with NorthStar Earth and Space Inc., a corporation existing under the Canadian Corporate Statute (“NorthStar”), as contemplated by the business combination agreement, dated as of April 16, 2026, by and among Viking, NewCo, and NorthStar (the “Business Combination Agreement”). The time at which the Amalgamation becomes effective is hereafter referred to as the “Effective Time”. This opinion is being rendered to you in connection with the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) initially filed by Viking on June 25, 2026, including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), relating to the transactions contemplated by the Business Combination Agreement. For purposes of this opinion, capitalized terms used and not otherwise defined shall have the meaning ascribed thereto in the Business Combination Agreement.

You have requested our opinion concerning the tax consequences of the SPAC Continuance as set forth in the section entitled “Material U.S. Federal Income Tax Considerations for U.S. Holders of Viking Securities — Tax Consequences of the Continuation” in the Registration Statement.

Viking Acquisition Corp. I

July 31, 2026

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Amalgamation; all factual representations, warranties, and statements made or agreed to by the parties to the Business Combination Agreement and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of Viking and NorthStar in the Registration Statement, the public filings filed in connection with Viking’s listing on the New York Stock Exchange (NYSE), and Viking’s other public filings are true, accurate, and complete; the description of the SPAC Continuance and other transactions related to the Amalgamation (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, all such Transactions will be consummated in accordance with such description and with the Business Combination Agreement and the other Agreements, without any waiver or breach of any material provision thereof, and the Transactions will be effective under applicable corporate law as described in the Business Combination Agreement and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; Viking and NorthStar will treat the SPAC Continuance for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the SPAC Continuance, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Viking Acquisition Corp. I

July 31, 2026

Opinions

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that the SPAC Continuance should qualify as a reorganization under Section 368(a)(1)(F) (an “F Reorganization”) of the Code for U.S. federal income tax purposes.

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the SPAC Continuance under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/s/ NELSON MULLINS RILEY & SCARBOROUGH LLP